Exhibit 99.1

Electronic Control Security Inc. Inc. Closes $2 million Private Placement

Clifton, N.J.--(BUSINESS WIRE)--June 25, 2004---- Electronic Control Security, Inc. (OTC BB: EKCS.OB - News), a leading provider of security solutions to governments and corporations worldwide, today announced it has raised $2,000,000 in gross proceeds in a private placement of its 10% Series B Convertible Preferred Stock. The preferred shares are convertible at a price of $1.00 a share into 2,000,000 shares of common stock. The private placement also included warrants to purchase up to 2 million shares of common stock at an exercise price of $1.00 per share for four years.

The company has agreed to register for resale the common stock issuable upon conversion of the preferred stock and and exercise of the warrants.

Arthur Barchenko, President and CEO stated "With this financing, Electronic Control Security is well-positioned to grow the business and capitalize on the large opportunities in the global and homeland security markets. Our ability to attract such a well respected group of institutions and investors validates our market opportunity. This capital gives us the balance sheet strength to be a real competitor in the perimeter security arena."

The offer and sale of the securities being sold by Electronic Control Security Inc. in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration, unless an exemption from applicable registration requirements is available. However, the Company has agreed to file a registration statement for the resale of the shares of stock and warrants. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company has teaming agreements with Parsons Corp., ManTech International Co., ADT Federal Systems, ARINC, Resource Consultants, Inc., Horne Engineering Services, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax:
973-574-8562; for more information on ECSI and its customers please go to http://www.anti-terrorism.com

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

     PATY IR Contact:
     Lipman Capital Group Inc.
     John Lipman, 212-755-3181
     jlipman@lipmangrp.com